Exhibit 99.1

For Immediate Release

Unilife Signs Long-Term Supply Contract with Sanofi for the

Use of Unifill® Syringes with Lovenox®

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Unilife grants Sanofi long-term exclusivity subject to Sanofi purchasing 150 million

Unifill syringes per year following a four-year ramp-up

Unilife to receive a minimum of $5 million and up to $15 million in milestone-based payments

York, PA (September 9, 2013) – Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS, ASX: UNS), a U.S. based designer, developer and manufacturer of injectable drug delivery systems, today announced the signing of a long-term supply contract with Sanofi.

Unilife has agreed to supply Sanofi with the Unifill Finesse™, a customized device from its Unifill® platform of prefilled syringes with automatic, needle retraction, for use with the anti-thrombotic therapy Enoxaparin Sodium sold under the brand names Lovenox® and Clexane® (“Lovenox”). The contract period can extend up to 2024.

Unilife has granted Sanofi the exclusive use of the Unifill Finesse with anti-thrombotic drugs during the contract period. Following a four year ramp-up period after market entry, exclusivity will be maintained, subject to Sanofi purchasing a minimum of 150 million units of the Unifill Finesse or other Unifill syringes per year.

Unilife can supply its Unifill syringes, including the Unifill Finesse, to additional customers in all other therapeutic classes outside of anti-thrombotics.

In addition to future revenue from the sale of Unifill Finesse syringes, Unilife may receive up to $15 million from Sanofi in milestones based payments with $5 million of these payments expected in 2013.

This supply contract replaces and supersedes all other agreements previously signed between both parties regarding the Unifill syringe platform. For commercial purposes and due to confidentiality clauses in the Agreement, additional terms of the contract are to remain confidential.

Comments by Alan Shortall, CEO of Unilife

“Our Unifill syringes set a new standard for the delivery of all prefilled biologics, drugs and vaccines. Like other game-changing products in our broad device portfolio, the distinctive visual, safety and functional benefits of Unifill can be leveraged by pharmaceutical customers to enhance and differentiate their injectable therapies. We thank the Sanofi Industrial organization for their innovative vision and their support, and look forward to a long-term partnership.”

“The signing of this supply contract reaffirms the business model we have worked so hard in pursuing. The long-term contract provides the customer with continuity of supply. The provision of exclusivity within a drug class also provides the customer with an opportunity to leverage our device’s competitive advantages to drive user preference and differentiate their drug brands against competitors,” Mr. Shortall concluded.

Unilife Corporation

250 Cross Farm Lane, York, PA 17406     T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel devices. Each of these innovative, differentiated platforms can be customized by Unilife to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

About Unifill Syringes

Unifill is the world’s first and only known platform of ready-to-fill (prefilled) syringes with automatic, user-controlled and fully integrated needle retraction. With USP compliant materials in the primary drug container and supplied as per standard filling and packaging processes, Unifill syringes eliminate the need for bulky ancillary safety products which can increase transportation, packaging, and storage costs for prefilled drugs by up to 70%.

Designed for safe, simple, and convenient use by healthcare workers or self-injecting patients, an audible, tactile click signals full dose delivery and the automatic activation of the needle retraction mechanism. Operators can control the speed of needle retraction directly from the body into the syringe barrel to eliminate needlestick injuries or aersolization (splatter). The plunger is automatically locked after retraction to prevent product re-use or needle re-exposure, and encourage compact, convenient disposal.

Each product within the Unifill platform can be customized to address specific customer, therapy or target patient needs. Configurations from the Unifill platform include the Unifill Select™ with attachable, retracting needles, the Unifill Assure™ for the patient self-administration of viscous biologics and the Unifill Finesse™. Unifill syringes are manufactured at Unilife’s production facilities in York, Pennsylvania.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

General: UNIS-G

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